FNCB REPORTS 2007 EARNINGS IMPROVEMENT

First National Community Bancorp, Inc., the parent company of Dunmore based First National Community Bank, reported 2007 earnings of $14.7 million which is $1.2 million, or 9%, higher than last year. Loans outstanding increased $69 million and contributed to a $3.8 million, or 11%, improvement in net interest income before providing for credit losses. Fee income increased $724,000 over the 2006 total and gains from the sale of loans and investments added $1.1 million to 2007 earnings. The company’s Return on Assets was 1.18% in 2007 and the Return on Equity was 14.32%. Basic earnings per share improved from $.88 in 2006 to $.94 in 2007.

Total assets grew $111 million in 2007 to $1.296 billion. This growth was aided by two new offices which opened during 2007 in Stroudsburg and on Route 6 in Honesdale. Cash dividends per share increased 11% to $.42 in 2007. Shareholders also benefited from a 5-for-4 stock split paid in 2007 which was affected in the form of a 25% stock dividend.

FNCB currently operates from nineteen community offices located throughout the Lackawanna, Luzerne, Wayne and Monroe County markets. The company plans further expansion in 2008 with new locations in Marshalls Creek, Mount Pocono, Wheeler Avenue in Dunmore, and in the new Taylor Commons Shopping Center.